Exhibit 5

November 15, 2007	FOLEY & LARDNER LLP ATTORNEYS AT LAW 777 EAST WISCONSIN AVENUE MILWAUKEE, WISCONSIN 53202-5306 414.271.2400 TEL 414.297.4900 FAX www.foley.com

Fiserv, Inc.

255 Fiserv Drive

Brookfield, Wisconsin 53045

Ladies and Gentlemen:

We have acted as counsel for Fiserv, Inc., a Wisconsin corporation (the “Company”), in connection with the preparation of a Registration Statement on Form S-3 (Registration No. 333-147309) (the “Registration Statement”), including the prospectus constituting a part thereof, dated November 15, 2007, and the supplement to the prospectus, dated November 15, 2007 (collectively, the “Prospectus”), filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to the issuance and sale by the Company of $1,250,000,000 aggregate principal amount of the Company’s 6.125% Senior Notes due 2012 (the “2012 Notes”) and $500,000,000 aggregate principal amount of the Company’s 6.8% Senior Notes due 2017 (the “2017 Notes,” and collectively, with the 2012 Notes, the “Notes”) in the manner set forth in the Registration Statement and the Prospectus. The Notes will be issued under an indenture (the “Indenture”), among the Company, the guarantors named therein (the “Guarantors”) and U.S. Bank National Association, as Trustee (the “Trustee”), as supplemented by a supplemental indenture as to the 2012 Notes (the “2012 Supplemental Indenture”), among the Company, the Guarantors and the Trustee, establishing the terms and providing for the issuance of the 2012 Notes, and by a supplemental indenture as to the 2017 Notes (the “2017 Supplemental Indenture”), among the Company, the Guarantors and the Trustee, establishing the terms and providing for the issuance of the 2017 Notes. The Notes will be fully and unconditionally guaranteed (the “Guarantees”) by the Guarantors.

As counsel to the Company in connection with the proposed issue and sale of the Notes, we have examined: (a) the Registration Statement, including the Prospectus and the exhibits (including those incorporated by reference) constituting a part of the Registration Statement; (b) the form of the Indenture, the form of the 2012 Supplemental Indenture and the form of the 2017 Supplemental Indenture; (c) the form of the Notes and the Guarantees; and (d) such other proceedings, documents and records as we have deemed necessary to enable us to render this opinion.

In our examination of the above-referenced documents, we have assumed the genuineness of all signatures, the authenticity of all documents, certificates and instruments submitted to us as originals and the conformity with the originals of all documents submitted to us as copies.

BOSTON BRUSSELS CENTURY CITY CHICAGO DETROIT	JACKSONVILLE LOS ANGELES MADISON MILWAUKEE NEW YORK	ORLANDO SACRAMENTO SAN DIEGO SAN DIEGO/DEL MAR SAN FRANCISCO	SILICON VALLEY TALLAHASSEE TAMPA TOKYO WASHINGTON, D.C.

Fiserv, Inc.

November 15, 2007

Based upon the foregoing, assuming that each of the Indenture, the 2012 Supplemental Indenture and the 2017 Supplemental Indenture, in the form examined by us, (a) will have been executed and delivered by the Company and the Guarantors and (b) will have been duly authorized, executed and delivered by, and represent the valid and binding obligations of, the Trustee, and having regard for such legal considerations as we deem relevant, we are of the opinion that:

1. The Notes, when executed, authenticated and issued in accordance with the Indenture, the 2012 Supplemental Indenture and the 2017 Supplemental Indenture, as applicable, and in the manner and for the consideration contemplated by the Registration Statement and the Prospectus, will be legally issued and valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles (regardless of whether enforcement is considered in a proceeding in equity or at law).

2. The Guarantees, when the Guarantees are executed and issued and the Notes are executed, authenticated and issued in accordance with the Indenture, the 2012 Supplemental Indenture and the 2017 Supplemental Indenture, as applicable, and in the manner and for the consideration contemplated by the Registration Statement and the Prospectus, will be legally issued and valid and binding obligations of the Guarantors, enforceable against the Guarantors in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles (regardless of whether enforcement is considered in a proceeding in equity or at law).

We are qualified to practice law in the States of Wisconsin and New York and we do not purport to be experts on the law other than that of the States of Wisconsin and New York, the provisions of the Delaware General Corporation Law and the federal laws of the United States of America. We express no opinion as to the laws of any jurisdiction other than the States of Wisconsin and New York, the provisions of the Delaware General Corporation Law and the federal laws of the United States.

We hereby consent to the deemed incorporation by reference of this opinion into the Registration Statement and the Prospectus and to the references to our firm therein. In giving this consent, we do not admit that we are “experts” within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required by Section 7 of the Securities Act.

Very truly yours,

/s/ Foley & Lardner LLP